As filed with the Securities and Exchange Commission on May 30, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________
First Busey Corporation
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	37-1078406 (I.R.S. Employer Identification No.)
______________________
100 W. University Avenue
Champaign, Illinois 61820
(Address of principal executive offices)
______________________
First Busey Corporation Amended 2020 Equity Incentive Plan
(Full title of the plan)
______________________
John J. Powers
Executive Vice President, General Counsel
100 W. University Avenue
Champaign, Illinois 61820
(Name and address of agent for service)
(217) 365-4639
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (check one):

Large accelerated filer	☑	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company	☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

EXPLANATORY NOTE
At the 2023 annual meeting of stockholders of First Busey Corporation (“First Busey” or the “Registrant”), First Busey’s stockholders approved the First Busey Corporation Amended 2020 Equity Incentive Plan (the “Plan”), which provides for grants of equity awards to designated officers, employees, non-employee directors and consultants of the Registrant. The number of shares of the Registrant’s common stock, $0.001 par value (the “Shares”) which may be granted under the Plan has been increased by 1,350,000 Shares from the previous 975,000 Shares which were previously authorized for issuance under the First Busey Corporation 2020 Equity Incentive Plan, effective May 20, 2020. This Registration Statement on Form S-8 relates to the additional 1,350,000 Shares authorized for issuance under the Plan.
Pursuant to General Instruction E on Form S-8, the contents of the Registration Statement on Form S-8 with respect to the First Busey Corporation 2020 Equity Incentive Plan (Registration No. 333-238782), filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2020, including the information contained therein, are hereby incorporated by reference to this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(i)the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022;
(ii)the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;
(iii)the Registrant’s Current Reports on Form 8-K filed on January 10, 2023, March 1, 2023, April 11, 2023, and May 26, 2023; and
(iv)the description of the Registrant’s common stock, par value $.001 per share, contained in Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 25, 2021, and all amendments or reports filed for the purpose of updating such description.
Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.
Item 4. Description of Securities.
Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.
Item 5. Interests of Named Experts and Counsel.
Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.
Item 6. Indemnification of Directors and Officers.
Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated, or the Nevada RSA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person: (i) is not liable pursuant to Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada RSA Section 78.138 or did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.
Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she: (i) is not liable under Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada RSA further provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced under subsection 2 of Nevada RSA 78.751, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of a director, officer, employee or agent is proper under the circumstances. The determination must be made by: (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (iii) independent legal counsel, in a written opinion, if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, or if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.
Section 78.751 of the Nevada RSA provides that a corporation shall indemnify any person who is a director, officer, employee or agent of a corporation to the extent such person has been successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by such person in connection with defending the action, including, without limitation, attorney’s fees. Unless otherwise restricted by a corporation’s articles of incorporation, by-laws or other agreement, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.
Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.
Section 78.752 of the Nevada RSA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and the liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities and expenses.
Subsection 7 of Section 78.138 of the Nevada RSA provides that, except as otherwise provided in the Nevada RSA, or unless the corporation’s articles of incorporation provide for greater individual liability, a director or officer of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
Article Tenth of First Busey’s amended and restated articles of incorporation, as amended, provides that no director or officer shall be personally liable to First Busey or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the Nevada RSA.

Article Thirteenth of First Busey’s amended and restated articles of incorporation, as amended, provides that First Busey shall, to the fullest extent permitted by Section 78.751 of the Nevada RSA, as the same may be amended or supplemented from time to time, indemnify any and all persons whom First Busey shall have power to indemnify under Section 78.751 of the Nevada RSA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
First Busey’s amended and restated by-laws provide further that First Busey shall have the power to indemnify and hold harmless any person, subject to the limits of applicable federal law and regulation and to the fullest extent permissible under the Nevada RSA, who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative of, is or was a director or officer or is or was serving at First Busey’s request or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. First Busey’s board of directors may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Any such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise.
Additionally, the Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers, subject to certain limits and exceptions.
Item 7. Exemption from Registration Claimed.
Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.
Item 8. Exhibits.
See the Exhibit Index beginning on page 8.
Item 9. Undertakings.
Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on the 30ᵗʰ of May, 2023.

FIRST BUSEY CORPORATION

By:	/s/ Van A. Dukeman
Van A. Dukeman
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
Chief Financial Officer (Principal Financial Officer)

By:	/s/ Scott A. Phillips
Scott A. Phillips
Principal Accounting Officer, Senior Vice President

POWERS OF ATTORNEY
We, the undersigned directors and officers of First Busey hereby severally constitute and appoint Van A. Dukeman, Jeffrey D. Jones, John J. Powers and Amy L. Randolph, as our true and lawful attorneys and agents, each with full power of substitution, to do any and all things in our names in the capacities indicated below which said attorneys and agents may deem necessary or advisable to enable First Busey to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with the registration of common stock of First Busey issued pursuant to the First Busey Corporation Amended 2020 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and shall be effective as of May 30, 2023.

Signature	Title
/s/ Van A. Dukeman	Chairman; President and Chief Executive Officer; Director
Van A. Dukeman	(Principal Executive Officer)

/s/ Jeffrey D. Jones	Chief Financial Officer
Jeffrey D. Jones	(Principal Financial Officer)

/s/ Scott A. Phillips	Principal Accounting Officer
Scott A. Phillips

/s/ Gregory B. Lykins	Vice-Chairman
Gregory B. Lykins

/s/ Samuel P. Banks	Director
Samuel P. Banks

/s/ George Barr	Director
George Barr

/s/ Stanley J. Bradshaw	Director
Stanley J. Bradshaw

/s/ Michael D. Cassens	Director
Michael D. Cassens

/s/ Karen M. Jensen	Director
Karen M. Jensen

/s/ Frederic L. Kenney	Director
Frederic L. Kenney

/s/ Stephen V. King	Director
Stephen V. King

/s/ Cassandra R. Sanford	Director
Cassandra R. Sanford

EXHIBIT INDEX

		Incorporated herein by reference
Exhibit Number	Description of Exhibit	Filing Entity (File No.)	Form	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of First Busey Corporation, together with: (i) the Certificate of Amendment to Articles of Incorporation, dated July 31, 2007; (ii) the Certificate of Amendment to Articles of Incorporation, dated December 3, 2009; (iii) the Certificate of Amendment to Articles of Incorporation, dated May 21, 2010; and (iv) the Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, dated September 8, 2015	BUSE (0-15950)	10-Q	3.1	11/06/2015

4.2	Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated May 22, 2020	BUSE (333-238782)	S-8	4.2	05/29/2020

4.3	First Busey Corporation Amended and Restated By-Laws	BUSE (0-15950)	8-K	3.1	11/24/2008

4.4	First Busey Corporation Amended 2020 Equity Incentive Plan, as amended	BUSE (0-15950)	DEF 14A	Appendix A	04/14/2023

4.5	Form of Restricted Stock Unit Award Agreement under the First Busey Corporation Amended 2020 Equity Incentive Plan					X

4.6	Form of Performance-Based Restricted Stock Unit Award Agreement under the First Busey Corporation Amended 2020 Equity Incentive Plan					X

4.7	Form of Director Deferred Stock Unit Award Agreement under the First Busey Corporation Amended 2020 Equity Incentive Plan					X

5.1	Opinion of Armstrong Teasdale LLP regarding legality of shares of First Busey Corporation common stock					X

Incorporated herein by reference
Exhibit Number	Description of Exhibit	Filing Entity (File No.)	Form	Exhibit	Filing Date	Filed Herewith
23.1	Consent of Independent Registered Public Accounting Firm, RSM US LLP					X

23.2	Consent of Armstrong Teasdale LLP, special counsel to First Busey Corporation (included as part of Exhibit 5.1)					X

24.1	Powers of Attorney (included in the signature page hereto)					X

107	Calculation of Filing Fee Table					X